Exhibit 10.1

[letterhead of Lucien Alziari,
Senior Vice President, Human Resources,
Avon Products, Inc.]

November 1, 2004

Elizabeth A. Smith
[home address]

Dear Liz:

We are pleased to offer you the position of Executive Vice President and Brand President of Avon Products, Inc. reporting to the Chief Executive Officer. The terms of this agreement shall continue in effect for so long as you are employed by the Company. The total compensation offered in this letter is in excess of $4,000,000, to be paid in the following components and timing.

You will commence employment on January 1, 2005. You will be paid a base salary in bi-weekly installments at an annualized rate of $575,000 per year. Although this salary is quoted on an annual basis, it does not imply a specific period of employment. You will be eligible for your next merit increase in March or April 2006 based on our common salary review date for all employees.

You will also be eligible for the Company’s Management Incentive Plan (“MIP”) with an annual “target” of 80% of earned base salary, and the opportunity for a maximum payout of 200% of target. Your annual MIP bonus will be largely determined by the degree of achievement of pre-established performance objectives for Global executives for the year in question. To compensate you for the bonus you would have earned with your current employer for the year 2004, you will be paid $400,000 in February 2005. This payment will be made to you promptly if your employment terminates before February 2005 as a result of disability or a “Severance Termination” as defined below, and to your designated beneficiary in the event of your death.

We will recommend to the Compensation Committee of the Board of Directors that you receive a 2005 grant of stock options within the Long-Term Incentive Plan (LTIP) with a Black-Scholes value of $1,150,000, vesting in annual increments over a three-year period. Stock options continue to vest normally for retirees and permanently disabled participants, and vest immediately upon death. Participants are entitled to exercise all vested stock options through their termination date. All vested stock options will expire 90 days after termination.

We will also recommend to the Compensation Committee that you be a participant of the 2005 – 2007 Performance Cash Plan with a 3-year target award of $575,000 that will be paid out at the end of the performance period, based on the achievement of the preset 3-year performance goals.

Elizabeth A. Smith
November 1, 2004

Details of the 2005 – 2007 Performance Cash Plan are still under review. Final plan design will be communicated in early 2005.

To cover your current company’s unvested stock options/restricted stock, you will receive Restricted Stock Units with a current value of $1,720,000 (“RSUs”). The RSUs will be fully vested and paid three years from the date of grant. These RSUs will be granted on the first business day following commencement date and will vest and be paid immediately upon death, disability or a Severance Termination, provided that if you are a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 as amended, (the “Code”) payment shall be on the date which is 6 months after the date your employment terminates. The payment and other terms applicable to these RSUs shall be such as to meet the requirements of paragraphs (2), (3) and (4) of Section 409(A)(a) of the Code if applicable. A restricted stock unit statement will be available under the Smith Barney website two weeks after your start date.

Other than this restricted stock unit grant, the company cannot guarantee continuation of the Long Term Incentive Plan in its current format and annual grant levels to individual participants since the long-term incentive plan is under review. However, we commit that your long-term compensation will continue to be at least comparable to that of similarly situated executives. You will be eligible to participate in Avon’s Deferred Compensation Plan. We will forward the brochure and enrollment forms to you in due course.

You will be eligible to participate in all of the benefit programs in which similarly situated executives participate. Accordingly, you will be eligible for our flexible benefits programs and Avon’s Personal Savings Account (Avon’s 401(k) Plan) on your date of hire. Also, we will automatically open a Personal Retirement Account for you after you complete one year of service. This is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. (After you complete one year of service, your opening balance in this account will be calculated retroactive to your date of hire.) Under the Supplemental Life Insurance Plan (SLIP), you are entitled to death benefit coverage of $500,000. These benefits begin on your first day of employment or as soon thereafter as possible, subject to enrollment requirements. You will be eligible for four weeks of vacation, which is more than our policy based on years of service. If you leave Avon’s employment you will be paid any vacation earned until the termination date.

You will be eligible for a 3-year leased car with a $35,000 sticker price (this excludes sales tax). Avon will cover insurance, maintenance and gasoline for this car. You will also be entitled to reimbursement of annual tax preparation assistance and financial planning up to a maximum of $12,500 per year. You will be reimbursed for the reasonable cost of legal counsel in connection with the finalization of your employment terms. You will be eligible for the home security and personal automobile and excess liability insurance programs. Details of these executive perquisite programs are attached.

Elizabeth A. Smith
November 1, 2004

Avon has implemented executive stock ownership guidelines to encourage executive share ownership to align the executive’s interests with those of the shareholders. As an Executive Vice President, you will be required to own 3 times base salary in Avon stock within five years from your date of hire. Stock ownership includes restricted stock units, Avon stock in 401(k) plan, Avon stock in the executive’s Deferred Compensation account, and Avon stock the executive owns in his/her own name or in his/her spouse’s name. Unexercised stock options, vested or unvested, do not count.

You may, upon not less than thirty (30) days’ written notice to Avon, voluntarily terminate employment for any reason. Avon, at any time may terminate your employment for cause or without cause with written notice of termination. In the event of i) involuntary termination (except for “cause” as defined below), ii) loss of title or material reduction in duties, authority, reporting relationships or responsibilities, iii) the Company’s failure in any year to make a grant to you under the LTIP having a grant date value of at least $1,150,000, or (iv) breach of this letter by Avon including, but not limited to, materially adverse change in compensation and benefits, (a “Severance Termination”), in addition to any other rights provided herein, and subject to the policy considerations set forth in the attached Executive Severance Summary, you shall be entitled to a severance of wage continuation for 24 months at the base salary in effect at the time of termination and such other payments and benefits as are described in the Executive Severance Summary. This will not be reduced in the event of a change in the Executive Severance Policy. You agree that, in any of the circumstances covered in (ii) and (iii) above, you will provide the Company with written notice of your concerns and a 30 day period for the Company to correct. For the purposes of the Agreement, cause shall mean the following:

(i)	fraud, embezzlement or gross insubordination;

(ii)	a material breach of, or the willful failure or refusal to perform duties, responsibilities or obligations other than by reason of disability or death, (provided, in the case of a material breach, you have failed to correct within 30 days following written notice), or

(iii)	an act of willful misconduct which (A) results in, or is intended to result in, your enrichment at the expense of the Company or (B) has a material adverse impact on the business or reputation of the Company.

If any payments, rights or benefits in connection with your employment with the Company (collectively, a "Payment") is subject to the excise tax imposed by Section 4999 or any successor section) of the Internal Revenue Code of 1986, as amended, or you incur any interest or penalties with respect to such excise tax (any such tax, together with any such interest and penalties the "Excise Tax"), the Company shall pay you an additional payment (a "Gross-Up Payment") in an amount determined such that after you pay all taxes (including any interest or penalties),

Elizabeth A. Smith
November 1, 2004

including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with the Immigration Law, passing a drug screening test and satisfaction of routine pre-employment and post-employment contingencies. As you may be aware, Immigration Law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents, which establish your identity and employment eligibility. We have enclosed a list of acceptable documents for verification purposes. These documents are required before we can add you to the Company’s payroll.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The drug test must be taken within 3 days of accepting this offer. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

We will forward to you additional new hire information, which you will need to complete and bring with you on your first day. I very much look forward to your joining Avon and we are confident your career at Avon will be rewarding. If you have any questions, please feel free to call me at (212) 282-5132.

Sincerely,

/s/ Lucien Alziari
Senior Vice President, Human Resources

Enclosure

Accepted and Agreed to:

/s/ Elizabeth A. Smith

Name

     Avon Products, Inc.
Executive Severance Summary

Compensation Programs

Band A02 – Severance	Wage continuation for 24 months at the base salary in effect at the time of termination.
MIP	Must be on active payroll August 1 to receive a pro-rated payment. Awards are not paid for time on salary continuation. (No payment in case of voluntary resignation.)
Stock Options	Continue to vest during salary continuation period. Have 90 days from final termination to exercise vested options.
Deferred Comp	Payout commences January following termination/end of severance period. Not eligible to defer base salary while on severance. Not eligible to defer bonuses while on severance. Excess 401(k) can be deferred while on severed status provided election is on file. Once payout commences, deferrals cease.

Benefit Programs

Pension/Cash Balance Retirement	Severance pay counts towards eligible earnings provided it is paid in installments.
401(k) Contributions	Severance pay counts towards eligible earnings provided it is paid in installments.
Health & Welfare Benefits (Medical/Dental/Life)	Continue during salary continuation.
Disability (Short-Term & Long-Term)	Discontinued on last day of active employment. (Cannot participate in STD & LTD while on severance.)
EAP	Continue during salary continuation.

Perquisite Programs

Company Car	Officers & Directors: Continue lease for 3 months with option to purchase car. Employee responsible for all operating and maintenance expense for the 3 months.
Other Perks	Current SLIP coverage terminates upon conclusion of severance.

Financial Planning and Tax Prep perquisite continued through the year of severance.

Home Security Perquisite – based on provisions of home security contract.

Excess Liability Insurance and Personal Auto Insurance – Coverage

terminates when an employee goes on severance.

Additional Policy Considerations

Non-Compete Agreement	Including but not limited to: Amway, Sara Lee, Tupperware, Unilever, Cosmair, L’Oreal, Mary Kay, Estee Lauder, Revlon, Procter & Gamble, Benckiser, Gryphon or any affiliates of companies listed above.
Signed Release	Required of all severed associates. If release is not signed, associate is only entitled to 3 weeks severance.
Outplacement	A02: 12 months
Voicemail	Discontinue on last day of employment.
E-Mail	Discontinue on last day of employment.

These materials are for the confidential use of the intended recipients and unauthorized duplication or distribution is strictly prohibited.

If any discrepancies are found between the information in this summary and the information in the other plan documents, the plan documents shall be considered final.

Executive Perquisites Summary

1. Comprehensive Annual Health Examination

  No cost to executive
  Imputed income to executive

2. Home Security System

  Primary residence
  Initial installation and annual maintenance fees
  Imputed income to executive

3. Personal Automobile and Excess Liability Insurance

  Auto liability and physical damage (Collision/Comprehensive)
  Excess liability insurance

4. Supplemental Life Insurance Plan (“SLIP”)

  Death benefit paid to specified beneficiary
  Beneficiary receives additional payment to defray income tax
  No cost to executive

5. Executive Leased Automobile or Flexible Spending Allowance

  Leased vehicle with sticker price based on grade level
  Three year lease
  Fuel, insurance and maintenance are included
  Executive may elect Flexible Spending Account in lieu of automobile. Approved expenditures include:
    Fitness and country club dues
    Personal use of rental cars or car service
    Monthly parking expense
    Home office equipment
    Airfare and hotel reimbursement for executive and family
    Charitable contribution
    Tuition expenses for Executive and family
  Lease and Flexible Spending Accounts result in imputed income to Executive
  Option to purchase at the end of lease

6. Financial Planning and Tax Preparation

  Allowance based on grade level
  Imputed income to executive